Exhibit 1.3

ANNEXURE A

GOLD FIELDS LIMITED

(Registration number: 1968/004880/06)

SPECIAL RESOLUTION NUMBER 2

Amendment of Articles of Association of the Company

“RESOLVED that, subject to the passing and registration of special resolution number 1, the company, in terms of section 62(1) of the Act, amend its Articles of Association by the insertion of a new Article 37 after the existing Article 36 as follows:

37	Rights and privileges attaching to the non-convertible redeemable preference shares

The rights and privileges attaching to the non-convertible redeemable preference shares in the share capital of the Company shall be the following:

37.1	The non-convertible redeemable preference shares in the share capital of the Company shall be allotted and issued at such premium per the non-convertible redeemable preference shares as may be determined by the directors at the time of and in respect of each allotment of the non-convertible redeemable preference shares.

37.2	The non-convertible redeemable preference shares shall confer the right to receive out of the profits of the Company available for distribution as determined by the Company from time to time or out of capital, subject to section 90 of the Act, such dividend may be determined by the directors at the time of and in respect of each allotment of the non-convertible redeemable preference shares, such dividend as to be calculated, authorised, declared and paid in such manner and on such dates as may be determined by the directors at the time of and in respect of each allotment of the non-convertible redeemable preference shares.

37.3	In the event of a winding-up of the Company, the holders of the non-convertible redeemable preference shares shall be entitled to receive in full out of the assets of the Company and in priority to the ordinary shares in the share capital of the Company, such amount as may be determined by the directors at the time of and in respect of each allotment of the non-convertible redeemable preference shares.

37.4	The non-convertible redeemable preference shares may confer further rights to participate in the profits or assets of the Company, as determined by the directors at the time of and in respect of each allotment of non-convertible redeemable preference shares.

37.5	Subject to the provisions of the Act, the non-convertible redeemable preference shares shall be liable to be redeemed on such basis as may be determined by the directors at the time of and in respect of each allotment of the nonconvertible redeemable preference shares.

37.6	The Company shall, subject to the provisions of the Act, be entitled to redeem the premium payable on redemption of the non-convertible redeemable preference shares out of its share premium account or any other permitted source on such basis as may be determined by the directors at the time of and in respect of each allotment of the non-convertible redeemable preference shares.

37.7	Unless otherwise determined by the directors at the time of each allotment of the non-convertible redeemable preference shares, a non-convertible redeemable preference share shall entitle the holder thereof to receive notice of and attend at any general meeting of the Company, but not to vote except –

37.7.1	during any period determined in accordance with 37.8, during which any dividend or any part of any dividend on such non-convertible redeemable preference shares or any redemption payment thereon remains in arrear and unpaid; or

37.7.2	in regard to any resolution proposed which directly affects any of the rights attached to such non-convertible redeemable preference shares or the interests of the holders thereof, including a resolution for the winding up of the Company or for the reduction of its capital.

37.8	The period referred to in 37.7.1 shall be a period commencing on a date specified by the directors at the time of each allotment of the non-convertible redeemable preference shares, not being more than six months after the due date of the dividend of redemption payment in question, or, where no due date is specified, after the end of the financial year of the Company in respect of which such dividend accrues or such redemption payment became due.

37.9	Subject to the provisions of the Act and Article 37.7, holders of the non-convertible redeemable preference shares shall, upon a poll, be entitled to that proportion of the total votes in the Company which the aggregate of the par value of the non- convertible redeemable preference shares held by such holders bears to the aggregate of the par values of all shares entitled to vote at a general meeting of the Company. On a show of hands any non-convertible redeemable preference shareholder entitled to vote in terms of Article 37.7 shall be entitled to one vote.

37.10	A holder of any non-convertible redeemable preference share shall, when that holder is entitled to vote in respect of a resolution for which a shareholders’ resolution is required in terms of the JSE Listings Requirements, have (on the basis of the provisions set out in Section 185(4) (b) of the Companies Act).

(a) the number of votes in respect of all non-convertible redeemable preference shares of a class held by that holder, which is calculated (based on the number of votes attributable to the relevant shares using their par value) pro rata to all the issued non-convertible redeemable preference shares, irrespective of class, of the company, which issued non-convertible redeemable preference shares are entitled to be voted at the relevant meeting:

(b) which number of votes shall be limited to that non-convertible redeemable preference shareholder’s said pro rata portion of the number of votes equal to 25% less one vote, of the number of votes to which all shareholder (including the holders of non-convertible redeemable preference shares of whatever class) are entitled to cast (based on the number of votes attributable to the relevant shares using their par value) at the said meeting (with any cumulative fraction of a vote in respect of any shares held by a non-convertible redeemable preference shareholder rounded down to the nearest whole number).

37.11	Upon issue of the non-convertible redeemable preference shares the Company will make an announcement on SENS advising shareholders of the terms upon which the non-convertible redeemable preference shares were issued.”

Reason for and effect of the Special Resolution Number 2

Non-convertible redeemable preference shares are after-tax funding instruments.

The reason for the passing of this special resolution is to provide the company with a mechanism to raise cost-effective capital equivalent to debt finance as part of a general capital management programme which, in the opinion of the directors, is deemed appropriate for the activities of the company.

The effect of the passing of this special resolution is that it will provide the company with a mechanism to achieve flexibility and access economical and efficient funding in order to finance the company’s future working capital requirements, capital expenditure and for other corporate purposes without diluting the ordinary share capital of the company.